Exhibit 10.1

TERMINATION OF DIRECTOR COMPENSATION BENEFITS AGREEMENT AND ACKNOWLEDGEMENT OF RELINQUISHMENT OF DIRECTOR COMPENSATION BENEFITS ACCRUED THEREUNDER

THIS TERMINATION OF DIRECTOR COMPENSATION BENEFITS AGREEMENT AND ACKNOWLEDGEMENT OF RELINQUISHMENT OF DIRECTOR COMPENSATION BENEFITS ACCRUED THEREUNDER (hereinafter “Termination and Relinquishment”) is entered into as of June 30, 2010 (“Effective Date”), by and between Sonoma Valley Bank, a California Corporation (hereinafter the “Company”) and the director designated below (“Participant Director”).

WHEREAS, the Participant Director is or was a member of the Board of Directors of Sonoma Valley Bancorp and/or the Company and not also an officer or employee of the Company;

WHEREAS, the Company had previously entered into director compensation benefits agreements with various individual directors (individually and collectively referred to as the “Director Compensation Agreement(s)”), and the Participant Director had previously been selected to participate by entering into a Director Compensation Agreement in the form of that certain Director Compensation Benefits Agreement, dated January 1, 2001.

WHEREAS, the Company, with approval of Board of Directors, has determined that it is in the best interests of the Company to terminate the Director Compensation Agreement(s) (“Director Agreement Termination”).

WHEREAS, in connection with the Director Agreement Termination, as of the Effective Date the Participant Director desires to voluntarily relinquish any Director Benefits that would otherwise be payable to the Participant Director pursuant to the terms of the applicable Director Compensation Agreement, accrued or un-accrued, and to voluntarily relinquish, forfeit, and surrender any and all existing unvested and unpaid rights or benefits that may have accrued to the Participant Director as a result of having participated in such Director Compensation Agreement; and

WHEREAS, the Company, simultaneously with the Director Agreement Termination, desires to acknowledge the Participant Director’s voluntary relinquishment of all Director Benefits payable to the Participant Director pursuant to the applicable Director Compensation Agreement.

NOW THEREFORE, the Company and the Participant Director hereby agree to the following:

I.           Definitions.  Unless otherwise provided in this Termination and Relinquishment, the capitalized terms herein shall have the same meaning as under the applicable Director Compensation Agreement and any amendments thereto.

II.           Termination of Director Compensation Agreement. The Director Compensation Agreement, along with all obligations and duties arising thereunder (except as may be otherwise described in this Termination and Relinquishment), is terminated in its entirety, effective as of the Effective Date.  Upon such Director Agreement Termination, no further benefits shall accrue or vest under the Director Compensation Agreement.

III.           Termination of Further Participation.  As a result of the Director Agreement Termination as set forth above, the undersigned Participant Director hereby ceases to be a participant in the Director Compensation Agreement  for purposes of the accrual of any additional or supplemental Director Benefit from and after the Effective Date, and to accrue any additional benefits under the Director Compensation Agreement  that would otherwise accrue on or after the Effective Date, regardless of any Director Benefits indicated in the Director Compensation Agreement  .

IV.           Relinquishment of Accrued Benefits.  In connection with the Director Agreement Termination, as of the Effective Date, the Participant Director hereby voluntarily and without consideration, irrevocably relinquishes, forfeits and surrenders any and all right, title and interest in and to any and all accrued Director Benefit payments that would otherwise be payable to the Participant Director pursuant the terms of the applicable Director Compensation Agreement and further agrees that as of the Effective Date the Participant Director relinquishes, forfeits, and surrenders any and all unpaid, un-accrued or unvested benefits or rights that would have otherwise been payable to the Participant Director pursuant to the terms of the Director Compensation Agreement  if he or she had remained a participant under the Director Compensation Agreement  or which would otherwise vest or be paid on or after the Effective Date.  The Participant Director acknowledges and agrees that as of the Effective Date, he or she shall have relinquished, forfeited and surrendered all rights or benefits that would have otherwise accrued to or been payable to the Participant Director pursuant to the terms of the Director Compensation Agreement .

V.           Relinquishment Voluntary and Without Consideration.  The Company and Participant Director hereby acknowledge and agree that the Participant Director’s relinquishment, forfeiture and surrender of any and all rights payable to the Participant Director pursuant to the terms of the Director Compensation Agreement as set forth in this Termination and Relinquishment constitute the voluntary relinquishment of all of the Participant Director’s rights and benefits otherwise accrued or payable pursuant the terms of the Director Compensation Agreement (the “Participant's Relinquishment”).  The Company and Participant Director further acknowledge and agree that the Participant’s Relinquishment was the voluntary act of the Participant Director, and was made with out any consideration or offset of any payment otherwise payable to the Participant Director by the Company or any related party thereto.

VI.           Release of Claims.  In consideration of the rights granted herein, Participant Director, for himself and his successors and assigns and beneficiaries, hereby releases and forever discharges the Company from any and all manner of actions, causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, sums of money, defenses, costs or expenses of any nature whatsoever, Participant Director might otherwise have, whether known or unknown, suspected or unsuspected, fixed or contingent (collectively, “Claims”), which now exist or which may hereafter come into existence relating to the Director Compensation Agreement(s).

A.           Civil Code Section 1542 Waiver.  Participant Director certifies that he has read the following provisions of California Civil Code section 1542 and has had the meaning and effect of this provision explained by legal counsel:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

B.           Acknowledgement of Release.  Participant Director acknowledges that the release contained above constitutes a waiver of, and does hereby expressly, knowingly, and voluntarily waives and relinquishes to the fullest extent permitted by law, each and all of the provisions of California Civil Code section 1542.  Participant Director understands and acknowledges that the significance and consequence of this waiver of California Civil Code section 1542 is that, even if he should eventually suffer additional damages arising out of the facts referred to in this Termination and Relinquishment, he will not be able to make any claim for those damages against any other party hereto.  Furthermore, Participant Director acknowledges that he intends these consequences even as to claims for damages that may exist as of the date of this Termination and Relinquishment but which he does not know exist, and which, if known, would materially affect the decision to execute this Termination and Relinquishment, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

VII.           Acknowledgement.  The Participant Director hereby acknowledges that he or she has read and understands this Termination and Relinquishment and the Participant Director Agreement, and understands that by terminating participation in the Director Compensation Agreement, Participant Director shall be irrevocably and forever forfeiting any right, title or interest to any vested or unvested rights or benefits under the  Director Compensation Agreement.

VIII.           Advice of Counsel.  Participant Director acknowledges that he or she has been advised by Company to seek independent legal counsel, including tax counsel, regarding Participant Director’s entry into this Termination and Relinquishment, including the forfeiture of benefits and waiver of claims.  Neither Company nor Company’s counsel have provided legal or tax advice to the Participant Director.

IX.           Successors and Assigns.  This Termination and Relinquishment shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Participant Director.

X.           Governing Law.  This Termination and Relinquishment shall be governed by and construed under the laws of the state of California.

XI.           Counterparts.  This Termination and Relinquishment may be executed in one or more counterparts each of which is legally binding and enforceable.

 Director:___________________________                                                                           __________________________
       (Signature)                                                                  (Date)

Authorized Representative
Of Sonoma Valley Bank:                                           By:  _____________________                                                      Title:_____________

Date:  _________________

Witness: __________________________

Witness: __________________________